EXHIBIT 99.1

Noble Corporation plc 10 Brook Street London W1S IBG England
PRESS RELEASE

NOBLE CORPORATION PLC REPORTS
SECOND QUARTER 2020 RESULTS

LONDON, August 5, 2020 - Noble Corporation plc (OTC-PINK: NEBLQ, the Company) today reported a net loss attributable to the Company for the three months ended June 30, 2020 (second quarter) of $42 million, or $0.17 per diluted share, on total revenues of $238 million.
Results for the second quarter included net after tax favorable items totaling $47 million, or $0.18 per diluted share. These items included a tax benefit totaling $112 million, or $0.44 per diluted share, related to a release of tax reserves upon the completion of certain tax audits, partially offset by an increase in legal contingencies of $54 million, or $0.22 per share, related to current litigation, and pre-petition charges of $11 million, or $0.04 per diluted share, primarily consisting of professional fees related to the Chapter 11 filing. Excluding the impact of the aforementioned items, Noble Corporation plc would have reported a net loss attributable to the Company for the three months ended June 30, 2020, of $89 million, or $0.35 per diluted share.
The adjusted results for the second quarter compared to a net loss attributable to the Company for the three months ended March 31, 2020 (first quarter) of $1.1 billion, or $4.25 per diluted share, on total revenues of $281 million. Results for the first quarter included net unfavorable items totaling $977 million, or $3.91 per diluted share. Excluding the $977 million of net unfavorable items, the adjusted net loss attributable to Noble Corporation plc for the first quarter of 2020 would have been $86 million, or $0.34 per diluted share.
A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found at www.noblecorp.com. It provides a reconciliation of revenues, net loss, income tax and diluted earnings per share for the second quarters of 2020 and 2019 and the first quarter of 2020.
Excluding pre-petition charges and the increase in legal contingencies, second quarter

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earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $58 million compared to $91 million in the first quarter, while contract drilling margin declined to 35 percent from 40 percent in the previous period.
Contract drilling services revenues for the second quarter totaled $220 million compared to $267 million in the first quarter of 2020. The decrease in revenues was due largely to a decline in total fleet operating days as a result of four rigs completing contracts in late first quarter or early second quarter and fewer available days in the second quarter due to the retirement of the Noble Joe Beall during the first quarter. This resulted in lower fleet utilization of 59% in the second quarter compared to 77% in the first quarter.
Contract drilling services costs for the second quarter were $144 million compared to $161 million in the first quarter of 2020. The 11% decline from first quarter costs was primarily driven by fewer operating days.

Operating Highlights
In early August, ExxonMobil awarded the drillship Noble Sam Croft a new 6-month contract to drill offshore Guyana, with operations commencing in the fourth quarter of 2020 after the rig finishes its current program offshore Suriname.  This contract was awarded under the previously-announced Commercial Enabling Agreement (CEA) established with ExxonMobil for Guyana earlier this year.  With this award, all four of Noble’s high-specification HHI drillships will now be contracted to ExxonMobil in Guyana, expanding our relationship with a valued client in one of the world’s most exciting deepwater basins and enhancing our footprint in this emerging region.
The Company’s 12 floating rigs achieved utilization of 53 percent in the second quarter compared to 58 percent in the first quarter. Excluding five cold stacked units, utilization in the second and first quarters was 92 percent and 100 percent, respectively. The eight percent decline in operating days in the second quarter versus the first quarter was due largely to reduced days for the semisubmersible Noble Clyde Boudreaux, which completed its contract early in the second quarter.
The Company’s 12 jackup rigs experienced fewer operating days when compared to the first quarter. A reduction in operating days on several rigs in the North Sea as well as reduced available days due to the retirement of the Noble Joe Beall were partially offset by increased operating days on the Noble Regina Allen. The Noble Tom Prosser was placed on a special standby rate in mid-

April and returned to full dayrate in mid-July, and the Noble Scott Marks began a one-year contract suspension at zero dayrate in early May 2020. Additionally, the Company has agreed to an adjusted dayrate on the Noble Roger Lewis of $139,000 effective April 1, 2020 through December 31, 2021, after which the dayrate returns to the original rate of $159,000 for the remainder of the contract. Under the same agreement, the dayrates for the Noble Johnny Whitstine and Noble Joe Knight will not be adjusted. Utilization for the jackup fleet was 65 percent in the second quarter compared to 94 percent in the first quarter.

Restructuring Update
On July 31, 2020 the Company entered into a restructuring support agreement (the “RSA”) with two ad hoc groups of the largest holders of the Company’s outstanding bond debt which will be implemented through a voluntary chapter 11 process and is intended to significantly deleverage the Company’s balance sheet. Noble will continue to operate as usual during the bankruptcy and expects to pay employees and vendors in the normal course of business. The RSA, among other things, calls for all of the Company’s bond debt, which is currently over $3.4 billion, to be converted into equity of the reorganized company.
In addition, the Company’s major bond holders have agreed to invest $200 million of new capital in the form of new second lien notes. At emergence, liquidity is expected to be further enhanced by a new $675 million secured revolving credit facility provided by the Company’s current syndicate of revolving credit facility lenders. The Company expects to emerge from chapter 11 before year end with a significantly improved balance sheet and liquidity position.
Robert W. Eifler, President and Chief Executive Officer of Noble Corporation plc, stated, “Last week we filed for Chapter 11 bankruptcy protection to help us facilitate a recapitalization of our balance sheet. I appreciate the support that we have been shown by our creditors, customers, and vendors as we work through this process. I am especially proud of the men and women at Noble who continue to deliver safe and reliable service to our customers without interruption. We will continue our day-to-day operations as usual as we manage through our restructuring, and Noble will emerge as a stronger company with a sustainable balance sheet to support our industry-leading operations.”

Outlook
Commenting on the state of the offshore drilling industry, Mr. Eifler added, “Our industry is dealing with the most difficult environment we have endured in decades. After several years of low commodity prices that translated to severe reductions in overall rig demand and dayrates, the impact of the COVID-19 pandemic and the OPEC+ supply disruptions has led us to push out further our expectations for a meaningful recovery in demand. Despite the very challenging backdrop, Noble has continued to outperform the market in utilization. We are signing new contracts for our jackups in the North Sea and maintain very robust utilization for our floaters in the Gulf of Mexico and Guyana/Suriname basin. This is a reflection of the high quality of our rig crews and our high specification fleet. Looking forward, we will maintain our focus on efficiently managing our business and on strong operational execution. I am confident that the strength of our operations combined with a solid financial platform post emergence will position Noble to lead the industry as market conditions improve.”

About Noble Corporation plc
Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 24 offshore drilling units, consisting of 12 drillships and semisubmersibles and 12 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at 10 Brook Street, London, W1S 1BG England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement
This communication includes "forward-looking statements" within the meaning of Section 27A of the US Securities Act of 1933, as amended, and Section 21E of the US Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this communication, including those regarding the effect, impact, potential duration and other implications of the Chapter 11 Cases, the global novel strain of coronavirus ("COVID-19")

pandemic, and agreements regarding production levels among members of the Organization of Petroleum Exporting Countries and other oil and gas producing nations ("OPEC+"), and any expectations we may have with respect thereto, and those regarding rig demand, fleet condition, operational or financial performance, the offshore drilling market, oil prices, contract backlog, fleet status, our future financial position, business strategy, impairments, repayment of debt, liquidity, sources of funds, future capital expenditures, contract commitments, dayrates, contract commencements, extensions or renewals, contract tenders, plans and objectives of management for future operations, industry conditions, access to financing, impact of competition, availability of labor, worldwide economic conditions, taxes and tax rates, are forward-looking statements. Words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "might," "plan," "project," "should," "shall," and "will" and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of this communication and we undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. We have identified factors, including but not limited to whether the requisite holders of our notes will execute and deliver the restructuring support agreement, whether the other conditions to the obligations of the consenting creditors under the restructuring support agreement will be satisfied or waived, risks and uncertainties relating to the Chapter 11 Cases (including but not limited to our ability to obtain approval from the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court") with respect to motions in the Chapter 11 Cases, the effects of the Chapter 11 Cases on the Company and its various constituents, the impact of Bankruptcy Court rulings in the Chapter 11 Cases, our ability to develop and implement a plan of reorganization that will be approved by the Bankruptcy Court and the ultimate outcome of the Chapter 11 Cases in general, the length of time we will operate under the Chapter 11 Cases, attendant risks associated with restrictions on our ability to pursue our business strategies, risks associated with third-party motions in the Chapter 11 Cases, the potential adverse effects of the Chapter 11 Cases on our liquidity, the potential cancellation of our ordinary shares in the Chapter 11 Cases, the potential material adverse effect of claims that are not discharged in the Chapter 11 Cases, uncertainty regarding our ability to retain key personnel and uncertainty and continuing risks associated with our ability to achieve our stated

goals and continue as a going concern), the effects of public health threats, pandemics and epidemics, such as the recent and ongoing outbreak of COVID-19, and the adverse impact thereof on our business, financial condition and results of operations (including but not limited to our growth, operating costs, supply chain, availability of labor, logistical capabilities, customer demand for our services and industry demand generally, our liquidity, the price of our securities and trading markets with respect thereto, our ability to access capital markets, and the global economy and financial markets generally), the effects of actions by, or disputes among OPEC+ members with respect to production levels or other matters related to the price of oil, market conditions, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, operating hazards and delays, risks associated with operations outside the US, actions by regulatory authorities, credit rating agencies, customers, joint venture partners, contractors, lenders and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, violations of anti-corruption laws, shipyard risk and timing, delays in mobilization of rigs, hurricanes and other weather conditions, and the future price of oil and gas, that could cause actual plans or results to differ materially from those included in any forward-looking statements. These factors include those referenced or described in Part I, Item 1A. "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2019, in Part II, Item 1A. "Risk Factors" of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and in our other filings with the SEC. We cannot control such risk factors and other uncertainties, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating us.
Conference Call
Noble has scheduled a conference call and webcast related to its second quarter 2020 results on Thursday, August 6, 2020, at 8:00 a.m. U.S. Central Time. We will not be hosting a question and answer session as part of this call. Interested parties are invited to listen to the call by dialing 1-877-680-4232, or internationally 1-647-689-5432, using access code: 5334579, or by asking for the Noble Corporation plc conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Website.

A replay of the conference call will be available on Thursday, August 6, 2020, beginning at 12:00 p.m. U.S. Central Time, through Saturday, September 5, 2020, ending at 11:00 p.m. U.S. Central Time. The phone number for the conference call replay is 1-800-585-8367 or, for calls from outside of the U.S., 1-416-621-4642, using access code: 5334579. The replay will also be available on the Company’s Website following the end of the live call.

For additional information, contact: Craig Muirhead,
Vice President - Investor Relations and Treasurer,
Noble Drilling Services Inc., 713-239-6564, or at investors@noblecorp.com

NOBLE CORPORATION PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating revenues
Contract drilling services	$220,141	$274,817	$487,505	$545,318
Reimbursables and other	17,777	18,119	31,724	30,506
	237,918	292,936	519,229	575,824
Operating costs and expenses
Contract drilling services	144,154	168,865	305,299	340,593
Reimbursables	16,334	15,381	28,018	24,776
Depreciation and amortization	89,365	111,148	193,046	220,726
General and administrative	73,003	116,252	90,842	132,251
Pre-petition charges	10,515	—	10,515	—
Loss on impairment	—	—	1,119,517	—
	333,371	411,646	1,747,237	718,346
Operating loss	(95,453)	(118,710)	(1,228,008)	(142,522)
Other income (expense)
Interest expense, net of amounts capitalized	(70,279)	(68,976)	(141,159)	(139,220)
Gain (loss) on extinguishment of debt, net	(593)	—	(593)	31,266
Interest income and other, net	2,956	1,860	674	4,366
Loss from continuing operations before income taxes	(163,369)	(185,826)	(1,369,086)	(246,110)
Income tax benefit	121,175	37,182	264,215	34,317
Net loss from continuing operations	(42,194)	(148,644)	(1,104,871)	(211,793)
Net loss from discontinued operations, net of tax	—	—	—	(3,821)
Net loss	(42,194)	(148,644)	(1,104,871)	(215,614)
Net income attributable to noncontrolling interests	—	(3,316)	—	(7,235)
Net loss attributable to Noble Corporation plc	$(42,194)	$(151,960)	$(1,104,871)	$(222,849)
Net loss attributable to Noble Corporation plc
Net loss from continuing operations	$(42,194)	$(151,960)	$(1,104,871)	$(219,028)
Net loss from discontinued operations, net of tax	—	—	—	(3,821)
Net loss attributable to Noble Corporation plc	$(42,194)	$(151,960)	$(1,104,871)	$(222,849)
Per share data
Basic:
Loss from continuing operations	$(0.17)	$(0.61)	$(4.41)	$(0.88)
Loss from discontinued operations	—	—	—	(0.02)
Net loss attributable to Noble Corporation plc	$(0.17)	$(0.61)	$(4.41)	$(0.90)
Diluted:
Loss from continuing operations	$(0.17)	$(0.61)	$(4.41)	$(0.88)
Loss from discontinued operations	—	—	—	(0.02)
Loss attributable to Noble Corporation plc	$(0.17)	$(0.61)	$(4.41)	$(0.90)

NOBLE CORPORATION PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$191,217	$104,621
Accounts receivable, net	163,972	198,665
Prepaid expenses and other current assets	245,984	118,821
Total current assets	601,173	422,107
Property and equipment, at cost	8,732,700	10,306,625
Accumulated depreciation	(2,246,143)	(2,572,701)
Property and equipment, net	6,486,557	7,733,924
Other assets	99,750	128,467
Total assets	$7,187,480	$8,284,498
LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$3,953,708	$62,505
Accounts payable	94,735	108,208
Accrued payroll and related costs	43,038	56,056
Other current liabilities	350,505	290,159
Total current liabilities	4,441,986	516,928
Long-term debt	—	3,779,499
Other liabilities	188,524	329,099
Total liabilities	4,630,510	4,625,526
Commitments and contingencies
Total shareholders’ equity	2,556,970	3,658,972
Total liabilities and equity	$7,187,480	$8,284,498

NOBLE CORPORATION PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities
Net loss	$(1,104,871)	$(215,614)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation and amortization	193,046	220,726
Loss on impairment	1,119,517	—
(Gain) loss on extinguishment of debt, net	593	(31,266)
Changes in components of working capital:
Change in taxes receivable	(121,130)	2,758
Net changes in other operating assets and liabilities	(38,872)	15,934
Net cash provided by (used in) operating activities	48,283	(7,462)
Cash flows from investing activities
Capital expenditures	(69,355)	(152,354)
Proceeds from disposal of assets, net	227	9,367
Net cash used in investing activities	(69,128)	(142,987)
Cash flows from financing activities
Borrowings on credit facilities	210,000	370,000
Repayments of credit facilities	—	(20,000)
Repayments of debt	(101,132)	(400,000)
Debt issuance costs	—	(90)
Dividends paid to noncontrolling interests	—	(17,538)
Cash paid to settle equity awards	(1,010)	—
Taxes withheld on employee stock transactions	(417)	(2,761)
Net cash provided by (used in) financing activities	107,441	(70,389)
Net increase (decrease) in cash, cash equivalents and restricted cash	86,596	(220,838)
Cash, cash equivalents and restricted cash, beginning of period	105,924	375,907
Cash, cash equivalents and restricted cash, end of period	$192,520	$155,069

NOBLE CORPORATION PLC AND SUBSIDIARIES
FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT
(In thousands, except operating statistics)
(Unaudited)

	Three Months Ended June 30,						Three Months Ended March 30,
	2020			2019			2020
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$220,141	$—	$220,141	$274,817	$—	$274,817	$267,364	$—	$267,364
Reimbursables and other	17,777	—	17,777	18,119	—	18,119	13,947	—	13,947
	$237,918	$—	$237,918	$292,936	$—	$292,936	$281,311	$—	$281,311
Operating costs and expenses
Contract drilling services	$144,154	$—	$144,154	$168,865	$—	$168,865	$161,145	$—	$161,145
Reimbursables	16,334	—	16,334	15,381	—	15,381	11,684	—	11,684
Depreciation and amortization	87,297	2,068	89,365	107,802	3,346	111,148	101,108	2,573	103,681
General and administrative	73,003	—	73,003	116,252	—	116,252	17,839	—	17,839
Pre-petition charges	—	10,515	10,515	—	—	—	—	—	—
Loss on impairment	—	—	—	—	—	—	1,119,517	—	1,119,517
	$320,788	$12,583	$333,371	$408,300	$3,346	$411,646	$1,411,293	$2,573	$1,413,866
Operating loss	$(82,870)	$(12,583)	$(95,453)	$(115,364)	$(3,346)	$(118,710)	$(1,129,982)	$(2,573)	$(1,132,555)

Operating statistics
Jackups:
Average Rig Utilization	65%	98%	94%
Operating Days	709	1,050	1,082
Average Dayrate	$148,781	$124,572	$131,253
Floaters:
Average Rig Utilization	53%	67%	58%
Operating Days	584	728	637
Average Dayrate	$196,489	$197,911	$196,759
Total:
Average Rig Utilization	59%	82%	77%
Operating Days	1,293	1,778	1,719
Average Dayrate	$170,325	$154,609	$155,526

NOBLE CORPORATION PLC AND SUBSIDIARIES
CALCULATION OF BASIC AND DILUTED NET INCOME/(LOSS) PER SHARE
(In thousands, except per share amounts)
(Unaudited)

The following table presents the computation of basic and diluted loss per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Numerator:
Basic
Net loss from continuing operations	$(42,194)	$(151,960)	$(1,104,871)	$(219,028)
Net loss from discontinued operations, net of tax	—	—	—	(3,821)
Net loss attributable to Noble Corporation plc	$(42,194)	$(151,960)	$(1,104,871)	$(222,849)
Diluted
Net loss from continuing operations	$(42,194)	$(151,960)	$(1,104,871)	$(219,028)
Net loss from discontinued operations, net of tax	—	—	—	(3,821)
Net loss attributable to Noble Corporation plc	$(42,194)	$(151,960)	$(1,104,871)	$(222,849)
Denominator:
Weighted average shares outstanding - basic	250,978	249,154	250,512	248,705
Weighted average shares outstanding - diluted	250,978	249,154	250,512	248,705

Loss per share
Basic:
Loss from continuing operations	$(0.17)	$(0.61)	$(4.41)	$(0.88)
Loss from discontinued operations	—	—	—	(0.02)
Net loss attributable to Noble Corporation plc	$(0.17)	$(0.61)	$(4.41)	$(0.90)
Diluted:
Loss from continuing operations	$(0.17)	$(0.61)	$(4.41)	$(0.88)
Loss from discontinued operations	—	—	—	(0.02)
Net loss attributable to Noble Corporation plc	$(0.17)	$(0.61)	$(4.41)	$(0.90)

NOBLE CORPORATION PLC AND SUBSIDIARIES
NON-GAAP RECONCILIATION

Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the results of operations, adjusted to exclude the following items, which are included in the Company’s press release issued on August 5, 2020, and discussed in the related conference call on August 6, 2020, are appropriate measures of the continuing and normal operations of the Company:
(i)     In the second quarter of 2019, a charge related to ongoing litigation and a discrete tax item;
(ii) In the first quarter of 2020, an impairment on four of our rigs, certain capital spare equipment and discrete tax items;
(iii) In the second quarter of 2020, a charge related to ongoing litigation, a loss on debt extinguishment, pre-petition charges and discrete tax items.
These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling cost, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION PLC AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Income Tax Benefit (Provision)	Three Months Ended June 30,		Three Months Ended March 31,
	2020	2019	2020
Income tax benefit (provision)	$121,175	$37,182	$143,040

Adjustments
Loss on impairment	—	—	(95,630)
Discrete tax items	(111,930)	(33,663)	(47,240)
Total Adjustments	(111,930)	(33,663)	(142,870)
Adjusted income tax benefit	$9,245	$3,519	$170

Reconciliation of Net Loss Attributable to Noble Corporation plc	Three Months Ended June 30,		Three Months Ended March 31,
	2020	2019	2020
Net loss attributable to Noble Corporation plc	$(42,194)	$(151,960)	$(1,062,677)

Adjustments
Loss on impairment, net of tax	—	—	1,023,887
Loss on debt extinguishment	593	—	—
Discrete tax items	(111,930)	(33,663)	(47,240)
Legal contingencies	54,000	100,000	—
Pre-petition charges	10,515	—	—
Total Adjustments	(46,822)	66,337	976,647
Adjusted net loss attributable to Noble Corporation plc	$(89,016)	$(85,623)	$(86,030)

Reconciliation of Diluted EPS Attributable to Noble Corporation plc	Three Months Ended June 30,		Three Months Ended March 31,
	2020	2019	2020
Unadjusted diluted EPS attributable to Noble Corporation plc	$(0.17)	$(0.61)	$(4.25)

Adjustments
Loss on impairment	—	—	4.10
Discrete tax items	(0.44)	(0.13)	(0.19)
Legal contingencies	0.22	0.40	—
Pre-petition charges	0.04	—	—
Total Adjustments	(0.18)	0.27	3.91
Adjusted diluted EPS attributable to Noble Corporation plc	$(0.35)	$(0.34)	$(0.34)